As filed with the Securities and Exchange Commission on August 31, 2012

Registration No. 333-166488

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AdCare Health Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	31-1332119
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1145 Hembree Road

Roswell, Georgia  30076

(678) 869-5116

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Martin D. Brew

Chief Financial Officer

AdCare Health Systems, Inc.

3050 Peachtree Road, NW, Suite 355

Atlanta, Georgia 30305

(404) 781-2884

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Lori A. Gelchion, Esq.

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street, NE

Atlanta, Georgia  30303

(404) 420-4646

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF CERTAIN SECURITIES

Pursuant to this Registration Statement on Form S-3 (No. 333-166488), originally filed with the Securities and Exchange Commission (the “SEC”) on May 4, 2010, and amended by Pre-effective Amendments No. 1, No. 2 and No. 3 thereto filed with the SEC on May 28, 2010, June 14, 2010 and June 21, 2010, respectively, and further amended by Post-effective Amendment No. 1 thereto filed with the SEC on June 21, 2011 (collectively, the “Registration Statement”), AdCare Health Systems, Inc. (the “Company”), registered:

A.                                    (1) 1,382,500 warrants (the “Private Placement Warrants”) to purchase shares of the Company’s common stock, no par value (the “Common Stock”), issued in a private placement on December 8, 2009, and (2) 3,385,417 shares of Common Stock issuable upon the exercise of certain warrants and options consisting of: (i) 1,382,500 shares of Common Stock underlying the Private Placement Warrants; (ii) 1,811,539 shares of Common Stock underlying warrants issued to certain of the Company’s officers and directors and other selling stockholders; (iii) 171,378 shares of Common Stock issued to certain of the Company’s directors and officers on December 7, 2009; and (iv) 20,000 shares of Common Stock issued to Rookwood on April 14, 2008 (the securities described in clauses (1) and (2), collectively, the “Resale Securities”); and

B.                                    An indeterminate number of shares of Common Stock up to a total offering price of $20,000,000, which  may be offered by the Company utilizing a “shelf” registration process (the “Primary Issuance Securities”), of which Common Stock with an aggregate offering price of $11,157,651 has already been sold.

The Company is filing this Post-Effective Amendment No. 2 (this “Amendment”) to deregister the $8,842,349 of Primary Issuance Securities that remain unsold under the Registration Statement.  This Amendment does not deregister or relate in any respect to the Resale Securities registered pursuant to the Registration Statement for sale from time to time, and the Resale Securities remain registered for sale pursuant to the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Roswell, State of Georgia, on August 31, 2012.

ADCARE HEALTH SYSTEMS, INC.

By:	/s/ Boyd P. Gentry
Boyd P. Gentry
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David A. Tenwick	Director, Chairman	August 31, 2012
David A. Tenwick

/s/ Boyd P. Gentry	Director and Chief Executive	August 31, 2012
Boyd P. Gentry	Officer
(Principal Executive Officer)

/s/ Martin D. Brew	Chief Financial Officer	August 31, 2012
Martin D. Brew	(Principal Financial and
Accounting Officer)

By: *	Director, Vice-Chairman	August 31, 2012
Christopher Brogdon	and Chief Acquisitions Officer

By: *	Director	August 31, 2012
Peter J. Hackett

By: *	Director	August 31, 2012
Joshua J. McClellan

By: *	Director	August 31, 2012
Jeffrey L. Levine

By: *	Director	August 31, 2012
Philip S. Radcliffe

By: *	Director	August 31, 2012
Laurence E. Sturtz

By: *	Director	August 31, 2012
Gary L. Wade

* By:	/s/ David A. Tenwick
David A. Tenwick, as
Attorney-in-Fact

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